Registration No. ______________

As filed with the Securities and Exchange Commission, via EDGAR, on May 12, 2004

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NOVA MEASURING INSTRUMENTS LTD.
(Exact name of registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

Weizmann Scientific Park
P.O. Box 266
Rehovot 76100 Israel
(Address of principal executive offices) (Zip code)

Agreement with the Chairman of the Board of Directors
(Full title of the plan)

Giora Dishon
President and Chief Executive Officer
Nova Measuring Instruments Ltd.
Weizmann Scientific Park
P.O. Box 266 Rehovot 76100 Israel
011-972-8-938-7505

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:

David Gitlin, Esq.
Wolf, Block, Schorr and Solis-Cohen LLP
1650 Arch Street, 22nd Floor
Philadelphia PA, 19103
Tel: 215-977-2000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Ordinary Shares, nominal value NIS 0.01 per share	50,000 (1)	$5.17 (2)	$258,500 (2)	$32.75

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers such additional shares as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions.

(2)	Estimated pursuant to Rule 457(c) and (h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee, based on the average of the high and low prices of Nova Measuring Instruments Ltd.‘s ordinary shares on the Nasdaq National Market on April 12, 2004.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        Information required by Part I of Form S-8 shall be included in documents to be sent or given to the participant in the Agreement with the Chairman of the Board of Directors pursuant to Rule 428(b)(1)(i) under the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

    Item 3.        Incorporation of Documents by Reference

        The following documents filed with the Securities and Exchange Commission (the “Commission”) by Nova Measuring Instruments Ltd., a company organized under the laws of Israel (the “Company” or the “Registrant”), are incorporated herein by reference and made a part hereof:

    (1)               the Company’s Annual Report on Form 20-F for the year ended December 31, 2002;

    (2)        the description of the Company’s Ordinary Shares, nominal value NIS 0.01 per share, contained in the Company’s Registration Statement filed on Form 8-A pursuant to Section 12 of the Securities Exchange Act of 1934 on March 22, 2000;

    (3)        The Company’s Reports of Foreign Private Issuer on Form 6-K filed with the Commission on March 4, 2003; May 19, 2003; July 10 and 14 (two), 2003; August 5, 7 and 13, 2003; September 10, 2003; November 6, 10, 12 and 13, 2003; December 29, 2003; February 12, 19 and 25, 2004; March 4, 2004; April 5, and 7 and 22 2004 and May 6 and 13, 2004.

All documents and reports subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents or reports. Any statement in a document or report incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document or report which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

    Item 4.        Description of Securities.

Not applicable.

    Item 5.        Interest of Named Experts and Counsel.

Not Applicable.

    Item 6.        Indemnification of Directors and Officers.

        The Companies Law of Israel provides that an Israeli company cannot exempt an office holder from liability for a breach of the duty of loyalty. However, the Company’s Articles of Association provide that, subject to the provisions of any laws, it may:

    (1)        Enter into a contract for insuring the liability of an officer, in part or in whole, for an obligation imposed on him as a result of an act or omission performed in his capacity as an officer with respect to:

•	a breach of the duty of care with respect to the Company or another person;

•	a breach of the duty of loyalty to the Company, provided that the officer acted in good faith and had reasonable grounds to presume that the act would not impair the Company’s best interests; and

•	a monetary obligation imposed upon the officer for the benefit of another person.

    (2)        Indemnify an officer for the following debts or expenses imposed on him as a result of an act which he performed in his capacity as an officer:

•	A monetary debt imposed on him for the benefit of another person under a judgment, including a compromise settlement judgment or an arbitrator’s decision which was approved by a court; and

•	reasonable litigation expenses, including attorneys’ fees, which the officer incurred or for which he was obligated by a court, in a proceeding instituted against him by the Company or in its name by another person, or in a criminal indictment of which he is acquitted, or in a criminal charge of which he is convicted, provided that the offense or offenses of which he is convicted do not require proof of mens rea.

        The Company’s Articles of Association also provide that the Company may undertake in advance to indemnify an officer, provided that the undertaking is limited to the types of events which, in the view of the Company’s Board of Directors, may be foreseen at the time the obligation to indemnify is undertaken, and in an amount determined by the Board of Directors which shall be reasonable in the circumstances. The Company’s Articles of Association also provide that the Company may undertake to indemnify retroactively an officer.

        These provisions are specifically limited by the Companies Law of Israel. Under the Companies Law, a company may not indemnify an officer or director, or enter into an insurance contract which would provide coverage for any monetary liability incurred as a result of:

•	a breach of the officer's duty of care, if such breach was done intentionally or in disregard of the circumstances of the breach or consequences;

•	a breach of the officer’s duty of loyalty, unless the officer acted in good faith and had reasonable cause to assume that the act would not prejudice the Company’s interests;

•	any act or omission done with the intent to derive an illegal personal benefit; or

•	any fine levied against the officer as a result of a criminal offense.

        The Companies Law also requires that indemnification of the Company’s officers and procurement of insurance coverage for the Company’s officers be approved by the Company’s Audit Committee and its Board of Directors and, if the officer is a director, by its shareholders. The Company’s Audit Committee and the Board of Directors resolved on August 14, and September 5, 2002 respectively, to undertake to indemnify the Company’s officers, including its directors, and Shareholders’ approval with respect to the undertaking to indemnify the members of the Company’s Board of Directors was granted on October 31, 2002. Pursuant to these approvals, the Company has obtained insurance for its officers and provided them with indemnification undertakings in accordance with its Articles of Association.

    Item 7.        Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

4.1	Letter Agreement with the Chairman of the Board dated May 15, 2003.

4.2	Articles of Association of the Company. (Incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form F-1 (Commission File No. 333-11640).)

4.3	Amendment to the Company's Articles of Association. (Incorporated by reference to Company's report on form 6-K report of May 15 , 2002.)

5.1	Opinion of Gilead Sher & Co. Law Offices.

23.1	Consent of Brightman Almagor & Co.

23.2	Consent of Gilead Sher & Co. Law Offices. (Included in Exhibit 5.1.)

24.1	Power of Attorney. (Included on signature pages of this Registration Statement.)

    Item 9.        Undertakings.

    (a)        The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii)               To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume or price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

    (iii)               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b)        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rehovot, State of Israel, on this 9 day of May, 2004.

NOVA MEASURING INSTRUMENTS LTD. BY: /S/ Giora Dishon —————————————— Giora Dishon President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each director or officer whose signature appears below hereby constitutes and appoints Giora Dishon and Chai Toren, or either of them, as his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his behalf individually and in any and all capacities, any and all amendments (including post-effective amendments) to a Registration Statement on Form S-8 relating to the registration under the Securities Act of 1933 of Ordinary Shares of Nova Measuring Instruments Ltd. under the Nova Measuring Instruments Ltd. Employee Stock Purchase Plan 1, and to file the same with all exhibits thereto and all other documents in connection therewith with the Securities and Exchange Commission, granting to such attorneys-in-fact and agents, and each of them, full power and authority to do all such other acts and things requisite or necessary to be done, and to execute all such other acts and things requisite or necessary to be done, and to execute all such other documents as they, or any of them, may deem necessary or desirable in connection with the foregoing, as fully as the undersigned might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

BY: /S/ Giora Dishon —————————————— Giora Dishon	President, Chief Executive Officer and Director (Principal Executive Officer)	May 9, 2004

BY: /S/ Chai Toren —————————————— Chai Toren	Chief Financial Officer (Principal Financial and Accounting Officer)	May 9, 2004

BY: /S/ Barry Cox —————————————— Barry Cox	Chairman	May 9, 2004

BY: /S/ Michael Brunstein —————————————— Michael Brunstein	Director	May 9, 2004

BY: /S/ Joseph Ciechanover —————————————— Joseph Ciechanover	Director	May 9, 2004

BY: /S/ Alon Dumanis —————————————— Alon Dumanis	Director	May 9, 2004

BY: /S/ Moshe Finarov —————————————— Moshe Finarov	Director	May 9, 2004

BY: /S/ Lauri Hanover —————————————— Lauri Hanover	Director	May 9, 2004

BY: /S/ Karey Holland —————————————— Karey Holland	Director	May 9, 2004

BY: /S/ Avi Kerbs —————————————— Avi Kerbs	Director	May 9, 2004

NOVA MEASURING INSTRUMENTS INC. Authorized U.S. Representative BY: /S/ Gabi Seligson —————————————— Gabi Seligson President	May 9, 2004

EXHIBIT INDEX

Exhibit Number 4.1 4.2 4.3 5.1 23.1 23.2 24.1
Description

Agreement with the Chairman of the Board dated May 15, 2003.

Articles of Association of the Company. (Incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form F-1
(Commission File No. 333-11640).)

Amendment to the Company's Articles of Association. (Incorporated by
reference to Company's report on form 6-K report of May 15 , 2002.)

Opinion of Gilead Sher & Co. Law Offices.

Consent of Brightman Almagor & Co.

Consent of Gilead Sher & Co. Law Offices. (Included in Exhibit 5.1.)

Power of Attorney. (Included on signature pages of this Registration
Statement.)
Manner of Filing

Incorporated by reference.

Incorporated by reference.

Incorporated by reference.

Filed herewith
electronically.

Filed herewith
electronically.

Filed herewith
electronically.

Filed herewith
electronically.